SECURITIES AND EXCHANGE COMMISSION
		     	     Washington, D.C. 20549

			  	  SCHEDULE 13G
		       	      Rule 13d-1 and 13d-2
	    	    Under the Securities Exchange Act of 1934

				(Amendment No. 5)

				   Vivus, Inc.
		       		 (Name of Issuer)

			  	   Common Stock
		 	  (Title of Class of Securities)

			   	     928551100
			          (CUSIP Number)

                                    12/31/2012
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

| | Rule 13d-1 (b)
|X| Rule 13d-1 (c)
| | Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton International Limited

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    British Virgin Islands

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    0

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    0

 (9) Aggregate amount beneficially owned by each reporting person.
    0

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     0%

 (12) Type of reporting person (see instructions).
     CO

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Advantage Life Sciences Fund, L.P.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.54%

 (12) Type of reporting person (see instructions).
     PN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Advantage Venture Partners, L.P.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.54%

 (12) Type of reporting person (see instructions).
     PN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Advantage Life Sciences Partners, LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.54%

 (12) Type of reporting person (see instructions).
     OO

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    CHHA LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.54%

 (12) Type of reporting person (see instructions).
     OO

 1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Health Holdings LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.54%

 (12) Type of reporting person (see instructions).
     OO

(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Roberts, Eric

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.54%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     Leheny, A. Rachel

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.54%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     Caxton Associates LP

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                    	  (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,551,185

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,551,185

 (9) Aggregate amount beneficially owned by each reporting person.
    1,551,185

 (10)Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11)Percent of class represented by amount in Row 9.
    1.54%

 (12)Type of reporting person (see instructions).
    IA

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     Law, Andrew E.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                    	  (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United Kingdom

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    0

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    0

 (9) Aggregate amount beneficially owned by each reporting person.
    0

 (10)Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11)Percent of class represented by amount in Row 9.
    0%

 (12)Type of reporting person (see instructions).
    IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    KFO Holdings LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    737,403

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    737,403

 (9) Aggregate amount beneficially owned by each reporting person.
    737,403

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     .73%

 (12) Type of reporting person (see instructions).
     OO

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Corporation

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    2,288,588

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    2,288,588

 (9) Aggregate amount beneficially owned by each reporting person.
    2,288,588

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.28%

 (12) Type of reporting person (see instructions).
     CO

(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Kovner, Bruce

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    682,647

 (6) Shared voting power:
    3,706,538

 (7) Sole dispositive power:
    682,647

 (8) Shared dispositive power:
    3,706,538

 (9) Aggregate amount beneficially owned by each reporting person.
    4,389,185

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     4.36%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    BSK 2012 Investment Trust C

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,417,950

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,417,950

 (9) Aggregate amount beneficially owned by each reporting person.
    0

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     1.41%

 (12) Type of reporting person (see instructions).
     OO

Item 1(a). Name of Issuer:
           Vivus, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
	   1172 Castro Street
	   Suite 200
	   Mountain View, CA  94040

Item 2(a). Name of Person Filing:
(i)   Caxton International Limited ("Caxton International").
(ii)  Caxton Advantage Life Sciences Fund, L.P. ("Caxton Advantage").
(iii) Caxton Advantage Venture Partners, L.P. ("Caxton Advantage
      Venture"). Caxton Advantage Venture is the Managing General Partner of Caxton Advantage. As a result of the foregoing, Caxton
      Advantage Venture may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(iv)  Advantage Life Sciences Partners, LLC ("Advantage Partners").
      Advantage Partners is the Managing General Partner of Caxton
      Advantage Venture. As a result of the foregoing, Advantage Partners may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(v)   CHHA LLC ("CHHA").  CHHA is the Administrative General Partner of
      Caxton Advantage Venture. As a result of the foregoing, CHHA may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(vi) Caxton Health Holdings LLC ("Caxton Health"). Caxton Health is the Managing Member of CHHA. As a result of the foregoing, Caxton Health may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(vii) Mr. Eric W. Roberts.  Mr. Roberts is a Principal of Advantage
      Partners and therefore may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(viii)Ms. A. Rachel Leheny.  Ms. Leheny is a Principal of Advantage
      Partners and therefore may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(ix) Caxton Associates LP ("Caxton Associates"). Caxton Associates is the trading advisor to Caxton International and as such, has voting and dispositive power with respect to the investments of Caxton International. Caxton Associates may also be deemed to have beneficial ownership with respect to the investments of Caxton Advantage through it's ownership of Caxton Health and CHHA.
(x)   Mr. Andrew E. Law. Mr. Law is the Chairman and Chief Executive
      Officer of Caxton Associates. As a result of the foregoing, Mr. Law may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton International.
(xi)  KFO Holdings LLC ("KFO").
(xii) Caxton Corporation. Caxton Corporation is the Manager of KFO. As a result of the foregoing, Caxton Corporation may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by KFO. Caxton Corporation also serves as the Legacy Manager of Caxton Associates. As a result of the foregoing, Caxton Corporation may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(xiii)Mr. Bruce S Kovner. Mr. Kovner is the sole shareholder of Caxton Corporation. As such, Mr. Kovner may be deemed to beneficially own the securities of the Issuer owned by KFO and Caxton Advantage. Mr. Kovner may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by BSK 2012 Investment Trust C.
(xiv) BSK 2012 Investment Trust C ("BSK").

Item 2(b). Address or Principal Business Office or, If None, Residence:
(i)   The address of Caxton International is Maples Corporate Services
      (BVI) Ltd. Kingston Chambers, P.O. Box 173, Road Town, Tortola, B.V.I.
(ii)  The address of Caxton Advantage is 500 Park Avenue, New York,
      NY  10022.
(iii) The address of Caxton Advantage Venture is 500 Park Avenue,
      New York, NY  10022.
(iv)  The address of Advantage Partners is 500 Park Avenue, New York,
      NY  10022.
(v)   The address of CHHA is 500 Park Avenue, New York, NY  10022.
(vi)  The address of Caxton Health is 500 Park Avenue,
      New York, NY  10022.
(vii) The business address of Mr. Roberts is 500 Park Avenue,
      New York, NY  10022.
(viii)The business address of Ms. Leheny is 500 Park Avenue, New York,
      NY  10022.
(ix)  The address of Caxton Associates is Princeton Plaza, Building 2,
      731 Alexander Road, Princeton, NJ 08540.
(x)   The address for Mr. Law is 500 Park Avenue, New York, NY 10022.
(xi)  The address of KFO Holdings LLC is Princeton Plaza, Building 2,
      731 Alexander Road, Princeton, NJ 08540.
(xii) The address of Caxton Corporation is Princeton Plaza, Building 2,
      731 Alexander Road, Princeton, NJ 08540.
(xiii)The business address of Mr. Kovner is 500 Park Avenue,
      New York, NY  10022.
(xiv) The address of BSK is Princeton Plaza,Building 2,
      731 Alexander Road, Princeton, NJ 08540.

Item 2(c). Citizenship:
(i)   Caxton International is a British Virgin Islands corporation.
(ii)  Caxton Advantage is a Delaware limited partnership.
(iii) Caxton Advantage Venture is a Delaware limited partnership.
(iv)  Advantage Partners is a Delaware limited liability company.
(v)   CHHA is a Delaware limited liability company.
(vi)  Caxton Health is a Delaware limited liability company.
(vii) Mr. Roberts is a United States citizen.
(viii)Ms. Leheny is a United States citizen.
(ix)  Caxton Associates is a Delaware limited partnership.
(x)   Mr. Law is a citizen of the United Kingdom.
(xi)  KFO Holdings LLC is a Delaware limited liability company.
(xii) Caxton Corporation is a Delaware Corporation.
(xiii)Mr. Kovner is a United States citizen.
(xiv) BSK is a Trust governed by the laws of the State of New York.

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP No.:
           928551100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:
           Not Applicable

If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership

(a) Amount beneficially owned:
(i) The amount of shares of Common Stock beneficially owned by Caxton International is 0.
(ii) The amount of shares of Common Stock beneficially owned by Caxton Advantage is 1,551,185.
(iii) The amount of shares of Common Stock that could be deemed to be beneficially owned by Caxton Advantage Venture by reason of its voting and dispositive power with respect to Caxton Advantage is 1,551,185.
(iv) The amount of shares of Common Stock that could be deemed to be beneficially owned by Advantage Partners by reason of its voting and dispositive power with respect to Caxton Advantage is 1,551,185.
(v) The amount of shares of Common Stock that could be deemed to be beneficially owned by CHHA by reason of its voting and dispositive power with respect to Caxton Advantage is 1,551,185.
(vi) The amount of shares of Common Stock that could be deemed to be beneficially owned by Caxton Health by reason of its voting and dispositive power with respect to Caxton Advantage is 1,551,185.
(vii) The amount of shares of Common Stock that could be deemed to be beneficially owned by Mr. Roberts by reason of his voting and dispositive power with respect to Caxton Advantage is 1,551,185.
(viii)The amount of shares of Common Stock that could be deemed to be beneficially owned by Ms. Leheny by reason of her voting and dispositive power with respect to Caxton Advantage is 1,551,185.
(ix) The amount of shares of Common Stock that could be deemed to be beneficially owned by Caxton Associates by reason of its voting and dispositive power with respect to Caxton Advantage is 1,551,185.
(x) The amount of shares of Common Stock that could be deemed to be beneficially owned by Mr. Law by reason of his voting and dispositive power with respect to Caxton International is 0.
(xi) The amount of shares of Common Stock beneficially owned by KFO is 737,403.
(xii) The amount of shares of Common Stock that could be deemed to be beneficially owned by Caxton Corporation by reason of its voting and dispositive power with respect to KFO and Caxton Advantage is 2,288,588.
(xiii)The amount of shares of common stock that could be deemed to be beneficially owned by Mr. Kovner by reason of his voting and dispositive power with respect to KFO, Caxton Advantage and BSK is 3,706,538. In addition, Mr. Kovner directly owns 682,647 shares of Common Stock in the Issuer.
(xiv) The amount of shares of Common Stock beneficially owned by BSK is 1,417,950.

Caxton International, Caxton Advantage, KFO, BSK and Mr. Bruce Kovner may be deemed to be acting as a group, however, each disclaims beneficial ownership of the shares beneficially owned by the others.


(b) Percent of class:

(i) Caxton International beneficially owns 0% of the Class of Common Stock.
(ii) Caxton Advantage beneficially owns 1.54% of the Class of Common Stock.
(iii) Caxton Advantage Venture may be deemed to beneficially own
      1.54% of the Class of Common Stock.
(iv) Advantage Partners may be deemed to beneficially own 1.54% of the Class of Common Stock.
(v) CHHA may be deemed to beneficially own 1.54% of the Class of Common Stock.
(vi) Caxton Health may be deemed to beneficially own 1.54% of the Class of Common Stock.
(vii) Mr. Roberts may be deemed to beneficially own 1.54% of the Class of Common Stock.
(viii)Ms. Leheny may be deemed to beneficially own 1.54% of the Class of Common Stock.
(ix) Caxton Associates may be deemed to beneficially own 1.54% of the Class of Common Stock.
(x) Mr. Law may be deemed to beneficially own 0% of the Class of Common Stock.
(xi)  KFO beneficially owns 0.73% of the Class of Common Stock.
(xii) Caxton Corporation may be deemed to beneficially own 2.28% of the Class of Common Stock.
(xiii)Mr. Kovner may be deemed to beneficially own 3.68% of the Class of Common Stock and owns .68% of the class of Common Stock; for an aggregate of 4.36% of the Class of Common Stock.
(xiv) BSK beneficially owns 1.41% of the Class of Common Stock.

(c) Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  0
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  0

    Number of shares as to which Caxton Advantage has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,551,185

   Number of shares as to which Caxton Advantage Venture has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,551,185

    Number of shares as to which Advantage Partners has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,551,185

    Number of shares as to which CHHA has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,551,185

    Number of shares as to which  Caxton Health has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,551,185

    Number of shares as to which Mr. Roberts has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,551,185

    Number of shares as to which Ms. Leheny has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,551,185

    Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  1,551,185
	(iii)  Sole power to dispose or to direct the disposition of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:   1,551,185

    Number of shares as to which Mr.Law has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  0
	(iii)  Sole power to dispose or to direct the disposition of:
               0
	(iv)   Shared power to dispose or to direct the disposition
               of:  0

    Number of shares as to which KFO Holdings LLC has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  737,403
	(iii)  Sole power to dispose or to direct the disposition of:
               0
	(iv)   Shared power to dispose or to direct the disposition
               of:  737,403

    Number of shares as to which Caxton Corporation has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  2,288,588
	(iii)  Sole power to dispose or to direct the disposition of:
               0
	(iv)   Shared power to dispose or to direct the disposition
               of:  2,288,588

    Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 682,647
	(ii)   Shared power to vote or to direct the vote:  3,706,538
	(iii)  Sole power to dispose or to direct the disposition of:
	       682,647
	(iv)   Shared power to dispose or to direct the disposition
               of:  3,706,538

    Number of shares as to which BSK 2012 Investment Trust C has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  1,417,950
	(iii)  Sole power to dispose or to direct the disposition of:
               0
	(iv)   Shared power to dispose or to direct the disposition
               of:  1,417,950

Item 5. Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of securities, check the following [X].

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certifications

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct with respect to the information that is applicable to me.

Date: 2/14/2013				Caxton International Limited

					/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer


			 		/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary


					Caxton Advantage Life Sciences
					  Fund, L.P.


					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P., Managing General Partner,
					  Caxton Advantage Life Sciences Fund,
					  L.P.


					Caxton Advantage Venture
					  Partners, L.P.


					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P.


					Advantage Life Sciences Partners, LLC


					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal


					CHHA LLC


					/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


                                        Caxton Health Holdings LLC


					/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary



					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal, Advantage Life Sciences
    					  Partners, LLC




					/s/ A. Rachel Leheny
					Name: Rachel Leheny
					Title: Principal, Advantage Life Sciences
    					  Partners, LLC


					Caxton Associates LP



					Name: Scott B. Bernstein
					Title: Secretary



                                        /s/ Andrew E. Law
					Name: Andrew E. Law
					Title: Signed by
					Ajay Mehra
					as Attorney-In-Fact




					KFO Holdings LLC
					/s/ Karen Cross
					Name: Karen Cross
					Title: Vice President and Controller of Caxton Corporation,
					Manager of KFO Holdings LLC



					Caxton Corporation
					/s/ Karen Cross
					Name: Karen Cross
					Title: Vice President and Controller



					BSK 2012 Investment Trust C
					/s/ Karen Cross
					Name: Karen Cross
					Title: Vice President and Treasurer of Cadence Trust
					Company, Trustee of BSK 2012 Investment Trust C


					/s/ Bruce S. Kovner
					Name: Bruce S. Kovner
					Title: signed by Heath N. Weisberg
					       as Attorney-in-Fact


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001). (Secs. 3(b), 13(d)(1), 13(d)(2),
13(d)(5), 13(d)(6), 13(g)(1), 13(g)(2), 13(g)(5), 23, 48 Stat. 882, 894, 901;
sec. 203(a), 49 Stat. 704; sec. 8, 49 Stat. 1379; sec. 10, 78 Stat. 88a; sec.
2, 82 Stat. 454; secs. 1, 2, 84 Stat. 1497; secs. 3, 10, 18, 89 Stat. 97, 119,
155; secs. 202, 203, 91 Stat. 1494, 1498, 1499; (15 U.S.C. 78c(b), 78m(d)(1),
78m(d)(2), 78m(d)(5), 78m(d)(6), 78m(g)(1), 78m(g)(2), 78m(g)(5), 78w)) [43 FR
18499, Apr. 28, 1978, as amended at 43 FR 55756, Nov. 29, 1978; 44 FR 2148,
Jan. 9, 1979; 44 FR 11751, Mar. 2, 1979; 61 FR 49959, Sept. 24, 1996; 62 FR
35340, July 1, 1997; 63 FR 2867, Jan. 16, 1998; 63 FR 15287, Mar. 31, 1998]


Certification


The undersigned hereby certifies that the shares of Vivus, Inc. purchased and/or owned on behalf of Caxton International Limited, Caxton Advantage Life Sciences Fund, L.P., KFO Holdings LLC,
BSK 2012 Investment Trust C and the shares owned by Mr. Kovner were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Date: 2/14/2013				Caxton International Limited

					/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer


			 		/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary


					Caxton Advantage Life Sciences
					  Fund, L.P.


					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P., Managing General Partner,
					  Caxton Advantage Life Sciences Fund,
					  L.P.


					Caxton Advantage Venture
					  Partners, L.P.


					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P.


					Advantage Life Sciences Partners, LLC


					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal


					CHHA LLC


					/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


                                        Caxton Health Holdings LLC


					/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary



					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Principal, Advantage Life Sciences
    					  Partners, LLC




					/s/ A. Rachel Leheny
					Name: Rachel Leheny
					Title: Principal, Advantage Life Sciences
    					  Partners, LLC


					Caxton Associates LP



					Name: Scott B. Bernstein
					Title: Secretary



                                        /s/ Andrew E. Law
					Name: Andrew E. Law
					Title: Signed by
					Ajay Mehra
					as Attorney-In-Fact




					KFO Holdings LLC
					/s/ Karen Cross
					Name: Karen Cross
					Title: Vice President and Controller of Caxton Corporation,
					Manager of KFO Holdings LLC



					Caxton Corporation
					/s/ Karen Cross
					Name: Karen Cross
					Title: Vice President and Controller



					BSK 2012 Investment Trust C
					/s/ Karen Cross
					Name: Karen Cross
					Title: Vice President and Treasurer of Cadence Trust
					Company, Trustee of BSK 2012 Investment Trust C


					/s/ Bruce S. Kovner
					Name: Bruce S. Kovner
					Title: signed by Heath N. Weisberg
					       as Attorney-in-Fact